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[FIRST FED FINANCIAL CORP]                                          NEWS RELEASE


CONTACT: Douglas Goddard, Executive Vice President


                       FIRSTFED ANNOUNCES SECOND EXPANSION
                        OF 1998 STOCK REPURCHASE PROGRAM

     Santa Monica, California, April 22, 1999 - FirstFed Financial Corp. (NYSE-FED), parent company of First Federal Bank of California, announced that on April 21, 1999 its Board of Directors had authorized an expansion of the stock repurchase program authorized on October 21, 1998 and increased on February 25, 1999. The increase will allow the Company to repurchase an additional 966,081 shares, which represents 5% of the Company's shares outstanding as of April 21, 1999. Prior to April 21, 1999, the Board had authorized the repurchase of up to a total of 2,072,116 shares under authorizations made in October 1998 and February 1999.

     Since September 1, 1998, the Company has repurchased a total of 2,092,700 shares at an average purchase price of $16.13 per share. Of these shares, 274,000 represented the completion of a prior repurchase plan adopted in October 1987. Ms. Babette Heimbuch, Chief Executive Officer and President of the Company, noted "Our previous stock repurchases were consummated at prices that, in management's opinion, represented an excellent opportunity. In our view, the Bank's continued strong earnings have not been fully reflected in the recent market pricing of the Company's stock, and we believe that we may have further opportunities to successfully deploy capital in the best interests of our stockholders through additional stock repurchases."

     First Federal Bank of California continues to exceed the capital requirements necessary to be deemed "well capitalized" for regulatory capital purposes.